EXHIBIT 5

           [LETTERHEAD OF CELLULAR COMMUNICATIONS INTERNATIONAL, INC.]






                                               January 22, 1998

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

     Re: Cellular Communications International, Inc.
         Registration Statement on Form S-8
         -------------------------------------------

Gentlemen:

     I am Senior Vice President, General Counsel, Treasurer and Secretary of Cellular Communications International, Inc., a Delaware corporation (the "Company"), and am familiar with the proceedings taken by the Company in connection with (i) the Registration Statement on Form S-8 (the "Registration Statement") which the Company is filing to register 109,500 shares of its common stock, par value $.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended (the "Securities Act"), issuable under the Company's 1991 Employee Stock Option Plan (as amended and restated June 2, 1994) (the "Plan") and (ii) the Stockholder Rights Agreement, dated as of December 19, 1990, between the Company and Continental Stock Transfer & Trust company, as Rights Agent (the "Rights Agreement"), which provides for one right (the "Right") to purchase shares of the Company's Series A Junior Participating Preferred Stock to be attached to and issued with each share of Common Stock.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, I have examined and am familiar with originals or copies of (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement, (iii) resolutions of the stockholders of the Company with respect to the Plan, (iv) the Registration Statement, (v) the Plan, (vi) the Rights Agreement and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

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Securities and Exchange Commission
January 22, 1998
Page Two


     Based upon and subject to the foregoing, I am of the opinion that:

     1. The shares of Common Stock, when issued under the circumstances contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     2. The Rights, when issued in accordance with the Rights Agreement, will be validly issued.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.



                                    Very truly yours,


                                    /s/ Richard J. Lubasch

                                    Richard J. Lubasch
                                    Senior Vice President, General Counsel,
                                       Treasurer and Secretary
















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